                                                                Exhibit (d)(iii)

April 29, 2008

Randall W. Merk,
President and Chief Executive Officer,
Schwab Annuity Portfolios
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Annuity Portfolios

Dear Mr. Merk:

This letter will confirm our agreement to limit net operating expenses of the following portfolios, as noted in the table below and described in the portfolios' registration statement filed with the Securities and Exchange Commission.

                                             NET OPERATING      GUARANTEED
PORTFOLIO                                    EXPENSE LIMIT      LIMIT
---------                                    -------------      -----
SCHWAB MONEY MARKET PORTFOLIO                50 bp expires      4/29/2009
SCHWAB MARKETTRACK GROWTH PORTFOLIO II       50 bp expires      4/29/2009
SCHWAB S&P 500 PORTFOLIO                     28 bp expires      4/29/2009


Sincerely,

/s/ George Pereira                                  /s/ Pamela Saunders
---------------------------                         ----------------------------
George Pereira,                                     Pamela Saunders,
Chief Financial Officer,                            Vice President Schwab Funds
Charles Schwab Investment Management, Inc.

CC:   David Stone
      Christopher Webb
      Zuogang Gao
      James Pierce